EXHIBIT 5.1

20 May 2010	Our Ref: RJ/dw/97818

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables
Florida 33134
USA

Dear Sirs,

Fresh Del Monte Produce Inc. (the "Company")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the United States of America Securities Act of 1933, as amended, in connection with the offer of 150,000 Ordinary Shares of the Company (the "Shares") pursuant to the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan (the "Plan").

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant and subject to the qualifications set out in Schedule 3, we are of the opinion that, under the laws of the Cayman Islands, subject to payment in full being received by the Company, the Shares have been duly authorised to be issued from time to time pursuant to and in accordance with the Plan and will be issued and fully paid when an entry in respect of such Shares in the name of the registered owners thereof has been made in the register of members of the Company (pursuant to sections 38 and 48 of the Companies Law (2009 Revision) of the Cayman Islands (the "Companies Law")) confirming that they are fully paid pursuant to a resolution of the Board of Directors of the Company approving the issuance of such Shares.  Section 38 of the Companies Law provides, inter alia, that every "…person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company.".  Section 48 of the Companies Law provides that "The register of members shall be prima facie evidence of any matters by this Law directed or authorised to be inserted therein.".

Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the "Court Register") on 19 May 2010 (the "Search Date"), we confirm that, as at 2.00 pm on the Search Date (the "Search Time"), there are no actions, suits or proceedings pending against the Company before the Grand Court of the Cayman islands (the "Grand Court") and no steps have been, or are being, taken compulsorily to wind up the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.  This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

/s/ WALKERS

Schedule 1

List of Documents Examined

Part I

1.
The Certificate of Incorporation dated 29August 1996, Certificate of Incorporation on Change of Names dated 11 September 1996 and 15 May 1997, Memorandum and Articles of Association adopted on 22 October 1997 and Register of Directors as provided to us by the Company's registered office in the Cayman Islands (the "Company Records").

2.	A copy of executed written resolutions of the Board of Directors of the Company dated 19 May 2010 (the "Resolutions").

3.	A copy of the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan attached at Schedule 4 to this opinion (the "Plan").

4.	The Court Register kept at the Clerk of Court's Office, George Town, Grand Cayman as at the Search Time.

5.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

Schedule 2

Assumptions

1.
The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all documents purporting to be sealed have been so sealed and all copies are complete and conform to their original.

2.
The Company Records are complete and accurate record of the business transacted by the Company and all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

4.
There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which would affect any opinion given herein.

5.
The Resolutions are a true and correct copy of the originals of the same, have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	All amounts payable or otherwise due (at any time) in connection with the issue of each of the Shares have been paid in full.

7.	The Company has sufficient authorised and unissued shares to enable it to issue the Shares.

8.	The Resolutions remain in full form and effect and have not been revoked or varied.

9.	No resolutions voluntarily to wind up the Company have been adopted by its members.

10	The records of the Company which we have specifically not reviewed, do not disclose anything which would affect the opinion given herein.

11.	The Board of Directors of the Company considers the allotment and issue of the Shares pursuant to and in accordance with the terms of the Plan to be in the best interest of the Company.

Schedule 3

Qualifications

1.
Section 126 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of members of a company made after the commencement of such company's voluntary winding up shall be void, unless in the case of a transfer of shares only, such transfer is made to or with the sanction of the liquidator. The Companies Law (2007 Revision) does not make any provision for the sanction by a liquidator of any alteration in the status of the members of the company in such circumstances.

2.
Section 99 of the Companies Law  provides, inter alia, that every transfer of shares or alteration in the status of members of a company made between the commencement of such company's winding up and the order for its winding-up shall, unless the court otherwise orders, be void.

3.
The Court Register may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the Courts or whether any out of court appointment of a liquidator or a receiver has occurred.  The Court Register may not reveal whether any pleadings filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court prior to 8 December 2008 and they may not be updated every day

SCHEDULE 4

THE PLAN

FRESH DEL MONTE PRODUCE INC.

2010 NON-EMPLOYEE DIRECTORS EQUITY PLAN

EFFECTIVE MAY 5, 2010

1.        PURPOSE

This Fresh Del Monte Produce Inc. 2010 Non-Employee Director Equity Plan is intended to attract and retain highly qualified persons to serve as non-employee directors of Fresh Del Monte Produce Inc., to promote ownership by such non-employee directors of a greater proprietary interest in Fresh Del Monte Produce Inc. thereby aligning such non-employee directors’ interests more closely with the interests of the stockholders of Fresh Del Monte Produce Inc.

2.        DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Annual Grant Date” shall mean the Effective Date of the Plan and the January 1st of each calendar year following the Effective Date of the Plan.

(b) “Award” shall mean any Restricted Stock granted pursuant to the Plan.

(c) “Award Agreement” means a written agreement entered into by FDMP and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.

(d) “Board” shall mean the Board of Directors of FDMP or any committee appointed by the Board of Directors of FDMP to the extent any or all of the powers of the Board hereunder are delegated to such committee.

(e) “Cause” shall mean the termination of a Participant’s membership on the Board for cause in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.

 (f) “Change in Control” shall mean the occurrence of one or more of the following events:

(i)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates (as defined below) thereof other than to the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities (together, the “Abu-Ghazaleh Group”);

(ii)    the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of share capital, including each class of shares and preferred shares (together, “Shares”), of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)    (A) any Person or Group (other than the Abu-Ghazaleh Group or any member thereof) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Shares (the “Voting Shares”) of the Company, and (B) the Abu-Ghazaleh Group shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Shares of the Company; or

(iv)    the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, the Abu-Ghazaleh Group.

Furthermore, for purposes of this Section 2(f), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.

(g) “Change in Control Price” means the price per Ordinary Share paid in any transaction related to the Change in Control.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i) “Company” shall mean FDMP and its subsidiaries.

(j) “Date of Grant” means the date on which the Board approves the grant of an Award or such later date as is specified by the Board and set forth in the applicable Award Agreement.

(k) “Effective Date of Plan” means the day the Plan is approved by the shareholders of FDMP.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)  “Fair Market Value” shall mean, as of any date, (i) the average of the high and low sales prices on such day of an Ordinary Share as reported on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board. The Fair Market Value of an Ordinary Share as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which such exchange or system is open for trading. In the event that the price of an Ordinary Share shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.

(n) “FDMP” shall mean Fresh Del Monte Produce Inc., a Cayman Islands company.

(o) “Ordinary Shares” shall mean the Ordinary Shares of FDMP, $.01 par value per share.

(p) “Participant” shall mean a non-employee member of the Board of Directors of FDMP who is eligible to participate in the Plan and to whom an Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(q) “Plan” shall mean this Fresh Del Monte Produce Inc. 2010 Non-Employee Director Equity Plan, as it may be amended from time to time.

(r) “Restricted Stock” shall mean Ordinary Shares subject to certain restrictions, as determined by the Board, and further described in Section 7 of the Plan.

(s) “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee,” “Transferor” and “Transferable” shall have correlative meanings.

3.        SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 10 hereof, the Board may grant Awards to Participants with respect to 150,000 Ordinary Shares. The number of Ordinary Shares available under the Plan shall be reduced by the number of Ordinary Shares subject to the Awards. Notwithstanding anything to the contrary in this Plan, if any Award is cancelled, forfeited or terminated for any reason prior to becoming vested in full, the shares of Ordinary Stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under the Plan as if said Award had never been granted; provided, however, that any Ordinary Shares subject to an Award, which is cancelled, forfeited or terminated in order to pay any taxes or tax withholdings on an Award shall not be available for future Awards granted under the Plan

4.        ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board. The Board shall designate the non-employee directors of FDMP who shall be granted Awards under the Plan.

The Board shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Awards issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Board shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Board with respect to the Plan shall be subject to the absolute discretion of the Board.

The Board may, in its absolute discretion, accelerate the date on which any Award granted under the Plan vests.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of service shall be determined by the Board.

No member of the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Board and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.        ELIGIBILITY

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such non-employee members of the Board of Directors of FDMP.

6.        GRANT OF AWARDS

Annual Award grants shall be made to eligible non-employee directors.

(a) Annual Grants. On each Annual Grant Date and subject to the limitations of Section 3 of the Plan, each eligible non-employee director of FDMP shall receive an annual grant of Restricted Stock equal to (i) a dollar value, determined by the Board in its sole discretion, divided by (ii) the Fair Market Value of an Ordinary Share as determined on the Annual Grant Date.

(b) Grants to New Non-Employee Directors. If a non-employee director is appointed to the Board following an Annual Grant Date, the Board may grant such non-employee director an immediate Award of Restricted Stock equal to (i) a dollar value, determined by the Board in its sole discretion, divided by (ii) the Fair Market Value of an Ordinary Share as determined on the Date of Grant.

7.         RESTRICTED STOCK

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement. Restricted Stock shall comply with and be subject to the following terms, conditions and requirements:

(a) Restrictions and Vesting. Unless as otherwise set forth in the Plan, Restricted Stock may not be transferred until it vests.  Restricted Stock shall vest as follows:  (1) fifty percent (50%) of each Award shall vest on the Date of Grant, and (2) the remaining fifty percent (50%) shall vest on the six (6) month anniversary of the date that the Participant ceases to serve as a member of the Board of Directors of FDMP for any reason.

(b) Certificates and Certificate Legend. With respect to a grant of Restricted Stock, FDMP may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until such shares of Restricted Stock vest. FDMP may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions.  In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in Fresh Del Monte Produce Inc. 2009 Non- Employee Director Equity Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Fresh Del Monte Produce Inc. (the “Company”), dated March 3, 2010 (the “Award Agreement”).  A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

(c) Removal of Restrictions on Restricted Stock. Except as otherwise provided in the Plan, shares of Restricted Stock shall become freely transferable by the Participant upon vesting.  Once shares of Restricted Stock vest, the Participant shall be entitled to have the legend required by paragraph (b) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions, if any, held in escrow by the Company with respect to such Restricted Stock.

(d) Shareholder Rights. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held.  If any such dividends or distributions are paid in Ordinary Shares, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.  Notwithstanding anything to the contrary, at the discretion of the Board, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed.

8.        CONSEQUENCES UPON CERTAIN TRANSACTIONS

Upon a Change in Control, all outstanding Awards shall fully vest.

9.         ADJUSTMENT UPON CHANGES IN ORDINARY SHARES

If the outstanding Ordinary Shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FDMP by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of FDMP or other increase or decrease in such shares effected without receipt of consideration by FDMP occurring after the effective date of the Plan, an appropriate and proportionate adjustment shall be made by the Board to (i) the aggregate number and kind of shares of Ordinary Shares available under the Plan; (ii) the number of shares of Ordinary Shares that are subject to annual Awards as described in Section 6, (iii) the calculation of the reduction or increase of Ordinary Shares available under the Plan, (vi) the number and kind of Ordinary Shares to be issued upon vesting  of or distribution with respect to outstanding Awards.

10.       SECURITIES MATTERS

FDMP shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state laws or any laws of the Cayman Islands. Notwithstanding anything herein to the contrary, FDMP shall not be obligated to cause to be issued or delivered any certificates evidencing Ordinary Shares pursuant to the Plan unless and until FDMP is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Board may require, as a condition of the issue and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board deems necessary or desirable.

11.      WITHHOLDING TAXES

The Board may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant, vesting or distribution in connection with an Award, or the removal of restrictions on an Award including, but not limited to: (i) the withholding of delivery of Ordinary Shares until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes; (ii) the canceling of any number of Ordinary Shares issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold; (iii) withholding the amount due from any such person's wages or compensation due to such person; or (iv) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

12.       APPLICABLE LAW

The Plan will be administered in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

13.       EFFECTIVE DATE OF PLAN

The Plan shall become effective upon approval of the Plan by the shareholders of FDMP.

14.       GENERAL PROVISIONS

(a) Award Agreements. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted.

(b) Transferability of Awards. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person.  Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Board may in its sole and absolute discretion permit the Transfer of an Award to a Participant’s “family member” as such term is defined in the Form 8-A Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Board.

(c) Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Board may modify outstanding Awards.  Notwithstanding the foregoing, no modification of an Award shall adversely affect any rights or obligations of the Participant without the Participant’s consent. The Board in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award, provided however no such modification shall cause a violation of, or result to additional taxes or penalties under Section 409A of the Code.

(d) Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Ordinary Shares as to which Awards have not been granted; provided, however, that the approval of the shareholders of FDMP in accordance with applicable law and the Articles of Association and Memorandum of Association of FDMP shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan: (ii) that increases the maximum number of Ordinary Shares in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 10 hereof): (iii) the approval of which is necessary to comply with federal or state law (including without limitation  Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Ordinary Shares may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the shareholders of FDMP must approve an action to be undertaken under the Plan.  Except as permitted under Section 9 or Section 10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan.  Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

(e) Section 409A of the Code. The Awards issued under the Plan are intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations promulgated thereunder (the extent Section 409A is applicable).  If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Further, for purposes of Section 409A, each payment made hereunder shall be treated as a separate payment, and in no event may any person or entity, directly or indirectly, designate the calendar year of the payment with respect to any payment due hereunder.

If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Plan on account of termination of Participant’s membership on the Board, or any other term to that effect, shall be made upon Employee incurring a “separation of service” as a member of the Board, within the meaning of Section 409A.

Notwithstanding any other provisions of the Plan, the Company does not guarantee to any Participant or any other person that any Award intended to be exempt from Section 409A shall be so exempt, nor that any Award intended to comply with Section 409A shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

(f) Disclaimer of Rights. No provision in the Plan, any Award granted hereunder, or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

(g) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h) Nonexclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole and absolute discretion determines desirable.

(i) Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.

(j) Headings. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(k) Pronouns. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

(l) Successors and Assigns. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.

(m)  Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Notices. unless otherwise provided by the Board, any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to FDMP, to its principal place of business, attention: corporate secretary and if to the holder of an Award, to the address as appearing on the records of the Company.